EXHIBIT 99.6

PRESS RELEASE                                   Source: Cord Blood America, Inc.

CORD BLOOD AMERICA ANNOUNCES ACQUISITION OF FAMILY
MARKETING, INC.
Monday May 2, 9:28 am ET

LOS ANGELES, CA--(MARKET WIRE)--May 2, 2005 -- Cord Blood America, Inc. (OTC BB:CBAI.OB - News) the parent company of Cord Partners, a family cord blood preservation company, announced today that it has acquired Family Marketing, Inc. of Tampa, FL. Family Marketing specializes in marketing strategy surrounding expectant and new parents. This acquisition adds the Family Marketing property to the family of Cord Blood America companies, which provide technology-based support and services for expectant parents.

The terms of the acquisition provide for Cord Blood America to pay the founders of Family Marketing, Inc, $7,110.29, payable in 2 equal cash payments, and a 2% cash royalty for three years on the operating revenue of this acquisition. Cord Blood America will also issue a total of 95,200 shares of CBAI.ob restricted stock to the Family Marketing, Inc. founders. Based on the historical financial performance of Family Marketing, Inc., Cord Blood America expects the subsidiary to contribute approximately $180,000 in annual revenue and $72,000 in operating income each year to the Company.

"Family Marketing significantly expands Cord Partners' reach and range of services," said Matthew L. Schissler, Chairman & CEO of Cord Blood America. "We will be able to offer our cord blood storage customers a multitude of free and discounted offers from our partners that are not usually made available to the general public."

Aaron Houck, founder of Family Marketing, adds, "We have a proven ability to develop custom campaigns targeting this valuable market. Aligning with Cord Blood America made perfect sense to help our clients achieve optimal return on their marketing investment."

About Cord Blood America

Cord Blood America (OTC BB:CBAI.OB - News) is the parent company of Cord Partners, which facilitates umbilical cord blood banking for expectant parents and their children. Its mission is to be the most respected stem cell preservation company in the industry. Collected through a safe and non-invasive process, cord blood stem cells offer a powerful and life-saving resource for treating a growing number of ailments, including cancer, leukemia, or blood and immune disorders. For more information on how this precious lifeline can benefit your family, visit www.cordpartners.com. For investor information, visit www.cordblood-america.com or call 1-888-882-CORD.

Forward-Looking Statements

This release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We use words such as "anticipate," "believe," "expect," "future," "intend," "plan," and similar expressions to identify forward-looking statements. Forward-looking statements include, without limitation, our ability to increase income streams, to grow revenue and earnings, and to obtain additional cord blood banking revenue streams. These statements are only predictions and are subject to certain risks, uncertainties and assumptions, which are identified and described in the Company's public filings with the Securities and Exchange Commission.

Contact:
     Investor Relations Contact:

     Premier Funding & Financial Marketing Services LLC.
     Kelly Black
     President
     480-649-8224
     e-mail kblack@premierfundingservice.com
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Source: Cord Blood America, Inc.